EXHIBIT 99.1

JAMES J. O'CONNOR AND L. JAY CROSS APPOINTED TO
BOARD OF DIRECTORS FOR TRIZEC PROPERTIES

CHICAGO, November 5, 2003 -- Trizec Properties, Inc. (NYSE: TRZ), one of North America's largest owners of commercial office properties, today named two new independent Board members, James J. O'Connor and L. Jay Cross. The appointments increase the size of the Trizec Board to 10 members.

Mr. O'Connor is the Retired Chairman and CEO of Unicom Corporation and its subsidiary, Commonwealth Edison Company, based in Chicago. Mr. Cross is President of New York Jets LLC, the corporate owner of the New York Jets professional football franchise.

Trizec Chairman Peter Munk commented, "I'm pleased to have these two very capable individuals join the Trizec Board, which already features an outstanding group of business and civic leaders. Under this Board's stewardship, I am confident that Trizec will continue to strengthen its position as one of North America's premier real estate companies."

Mr. O'Connor became President of Commonwealth Edison in 1977 and Chairman in 1980, retiring in 1998. He is a Director of Corning Incorporated, Smurfit-Stone Container Corporation and United Airlines. Mr. O'Connor has held volunteer leadership positions with a number of prominent civic institutions in the metropolitan Chicago area. For his business accomplishments and his years of outstanding community service, he was named a Lincoln Laureate in 1993, the highest honor bestowed by the State of Illinois.

He holds a bachelor of science degree from Holy Cross, an MBA degree from Harvard and his J.D. from Georgetown Law School. He also served three years of active duty in the United States Air Force.

Mr. Cross joined New York Jets LLC as President in 2001. He is responsible for the business operations of the National Football League franchise, and leads the current initiative to bring a new stadium complex to Manhattan's West Side in New York City. Before Mr. Cross joined the Jets organization, he was President of Business Operations for the National Basketball Association's Miami Heat franchise. In that role, he led the development of the American Airlines Arena and created the public-private partnership between the Heat and Miami-Dade County to manage the project.

He previously served as the point person for the development of the Air Canada Centre, home of Toronto's NBA and NHL franchises, and held senior positions with Markborough Properties Inc. and The Prudential Insurance Company of America's real estate investment operations.

Mr. Cross holds a bachelor's degree in nuclear engineering from the University of Toronto and a master's degree in architectural technology from Columbia University.

Trizec Properties, Inc., a real estate investment trust (REIT) headquartered in Chicago, has ownership interests in and manages a high-quality portfolio of 65 office properties totaling approximately 43 million square feet concentrated in the metropolitan areas of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec's web site at www.trz.com.

Investor Contact: Dennis C. Fabro Senior Vice President, Investor Relations (312) 798-6290	Media Contact: Rick Matthews Senior Vice President, Public Relations & Corporate Communications (312) 798-6128

# # #